UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
 _______________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 2, 2017
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SPRINT CORPORATION
(Exact name of Registrant as specified in its charter)

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Delaware	1-04721	46-1170005
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6200 Sprint Parkway, Overland Park, Kansas	66251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (855) 848-3280
(Former name or former address, if changed since last report)
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Appointment of Certain Officers; Departure of Certain Officers; Compensatory Arrangements of Certain Officers.
Management Transition

On January 4, 2018, Sprint Corporation (“Sprint” or the “Company”) announced that Michel Combes, 55, has agreed to become Chief Financial Officer and President of Sprint effective on January 6, 2018, and we expect that Mr. Combes will be appointed to Sprint’s Board of Directors. Tarek Robbiati, our current Chief Financial Officer, will assist with the orderly transition of responsibilities and will leave Sprint on or before January 31, 2018.

Mr. Combes was the Chief Executive Officer of Altice, a Netherlands-based multinational telecom company listed on the Euronext exchange, where he was responsible for telecom, media, and content operations around the world from June 2016 until November 2017. Previously, Mr. Combes served as Chief Operating Officer of Altice from September 2015 to June 2016, and Mr. Combes served as Chief Executive Officer and Chairman of Altice SFR Group, the second largest telecom operator in France, since September 2015 to November 2017. Prior to his tenure at Altice, Mr. Combes served as Chief Executive Officer of Alcatel-Lucent from 2013 to 2015, where he was responsible for operations of the global telecom equipment company providing fixed, mobile, and converged networking hardware, IP technologies, software, and services, with operations in 130 countries. In addition, Mr. Combes served as Chief Executive Officer - Europe of Vodafone from 2008 to 2013, where he was responsible for the European operations of the multinational telecom service provider.

On January 3, 2018 (the “Effective Date”), Sprint entered into an employment agreement with Mr. Combes (the “Combes Employment Agreement” or the “Agreement”) with an initial term of 24 months from his hire date. The following summary of the material terms of the Agreement is qualified in its entirety by the full terms and conditions of the Combes Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Subject to earlier termination as described below, Mr. Combes’s employment under the Agreement will be for an initial term commencing on the Effective Date and continuing until the second anniversary of the Effective Date. At the end of the initial term and on each succeeding anniversary of the Effective Date, the term of Mr. Combes’s employment under the Agreement will (subject to earlier termination as described below) be automatically extended by an additional 12 months, unless either party gives the other party timely notice of non-renewal in accordance with the Agreement.

The Combes Employment Agreement provides for the following compensation:

•	an annual base salary of $1,500,000;

•	short-term cash bonus plan participation as follows:

• for the Company’s bonus performance period that commenced on April 1, 2017 and will end on March 31, 2018, a target bonus opportunity of 200% of Mr. Combes’s annual base salary, up to a maximum bonus of 200% of his target bonus, pro-rated from the Effective Date, based on the higher of Mr. Combes’s target opportunity and actual performance;

• beginning with the Company’s 2018 fiscal year, annual target bonus opportunity of 200% of Mr. Combes’s base salary up to a maximum annual bonus of 200% of his target bonus;

•	long-term incentive compensation participation as follows:

 •  an initial target award opportunity with a total aggregate value of $2.5 million on the grant date, with 20% of such value granted as a nonqualified stock option award, 30% of such value granted as a time-vesting restricted stock unit award, and 50% of such value granted as a performance-vesting restricted stock unit award;

• beginning with 2018, a target award opportunity that will be no less than $5 million on the grant date;

•
As soon as practicable after the Effective Date, the Company shall grant an award of 3 million shares of restricted stock units that can be earned upon the achievement of specified volume-weighted average prices of Sprint’s common stock during any 150-calendar day period, with vesting of earned shares occurring May 31, 2022 (the “Turnaround Incentive Award”). The Turnaround Incentive Award shall be subject to the Company’s Amended and Restated 2015 Omnibus Incentive Plan and shall be governed by an Evidence of Award substantially in the form attached as Exhibit D to the Combes Employment Agreement;

•	eligibility to participate in such other equity incentive compensation plans and programs as the Company generally provides to its senior executives under such plans and programs;

•
to the extent Mr. Combes establishes new residences in accordance with Section 8 of the Combes Employment Agreement, the Company will pay or reimburse Mr. Combes’s relocation expenses in accordance with the Company’s relocation policy, and in addition, the Company will provide as soon as practicable after the Effective Date a $600,000 relocation bonus; provided that if Mr. Combes resigns other than for good reason (as defined in the Agreement), or is terminated by the Company for Cause (as defined in the Agreement), within 24 months of the Effective Date, Mr. Combes must repay such relocation bonus to the Company;

•	certain benefits and perquisites, including indemnification, and directors’ and officers’ liability insurance;

•
in the event Mr. Combes becomes disabled (as defined in the Combes Employment Agreement), periodic payments in an aggregate amount equal to his base salary until the first anniversary of the date he was disabled, reduced by any amounts paid under the Company’s long-term disability plan during such one-year period;

•	payment or reimbursement of certain business expenses; and

•	participation in the Company’s vacation policy at a minimum of 4 weeks’ vacation per calendar year.

If, not in connection with a change in control of the Company, the Company provides notice of non-renewal of the employment term and Mr. Combes’s employment under the Combes Employment Agreement terminates upon the resulting expiration of the employment term, Mr. Combes’s employment is terminated by the Company without cause (as defined in the Agreement), or Mr. Combes terminates his employment under the Agreement with good reason (as defined in the Agreement), Mr. Combes will be entitled to receive, conditioned upon his execution and delivery to the Company of a release in accordance with the terms of the Agreement, and in full satisfaction of any rights Mr. Combes might otherwise have:

•	two times his base salary in effect immediately prior to the termination date;

•
payment of a pro rata bonus award under the short-term cash bonus plan for the portion of the Company’s current fiscal year prior to and including the termination date; payment of a pro rata capped bonus award (as defined in the Agreement) for the portion of the Company’s current fiscal year following the termination date; for the first fiscal year following the fiscal year during which the termination date occurs, payment of the capped bonus award (as defined in the Agreement); and payment of a pro rata capped bonus award (as defined in the Agreement) for the second year following the fiscal year during which employment terminates;

•
with respect to the Turnaround Incentive Award, and as further described in the Evidence of Award, if, before a vesting date and after two years following the grant date, Mr. Combes’s employment is terminated by the Company without cause, or before a vesting date Mr. Combes experiences a termination by death, or termination by disability, Mr. Combes will receive on the vesting date a pro-rata number of the earned shares he would have otherwise received without such termination, based on the number of days he was employed during the performance period over the entire performance period.

•	continued participation, in accordance with the terms of the Agreement, for Mr. Combes and his eligible family members in certain benefit plans; and

•	certain outplacement services.

If, in connection with a change of control of the Company, Mr. Combes’s employment under the Agreement terminates upon expiration of the employment term due to non-renewal of the employment term by the Company, Mr. Combes’s employment under the Agreement is terminated by the Company without cause (as defined in the Agreement) or Mr. Combes terminates his employment under the Agreement with good reason (as defined in the Agreement), Mr. Combes will become entitled to the severance compensation and other benefits described in the Company’s Change in Control Severance Plan. In addition, conditioned upon Mr. Combes’s execution and delivery to the Company of a release in accordance with the terms of the Agreement, he will be entitled to vesting and payout governed by the terms of the applicable Evidence of Award.
If Mr. Combes’s employment under the Agreement terminates and he commences employment with, or is otherwise then employed by, an affiliate (as defined in the Agreement) of the Company pursuant to an employment agreement with such affiliate, he will not, after the date that he becomes so employed with such affiliate, be entitled to receive certain of the termination payments and benefits described above.

If Mr. Combes becomes disabled (as defined in the Agreement) prior to the expiration of the employment term, his employment will terminate and he and his eligible family members will be entitled to continue participation in certain benefit plans, in accordance with the terms of the Agreement. If Mr. Combes’s employment with the Company under the Agreement terminates due to disability or death, then, regardless of whether such termination occurs in connection with a change in control, he will be entitled to vesting in the initial long-term incentive plan award described above, subject to adjustment for over- or under-achievement of applicable performance goals for performance periods ending on or before the termination date.
During the employment term and for the 24-month period following the termination of Mr. Combes’s employment, he has agreed not to compete with the Company (including certain of its affiliates) or to solicit employees or customers of the Company (including certain of its affiliates). Mr. Combes also has agreed, during the employment term and following the termination of Mr. Combes’s employment, to maintain the Company’s and certain of its affiliates’ proprietary information in strict confidence. If Mr. Combes breaches any of the foregoing obligations in accordance with the terms and conditions of the Agreement, he would forfeit his right to any severance payments and benefits to which he otherwise would be entitled.
Certain Relationships and Related Party Transactions
Indemnification Agreement
The Company expects to enter into its standard indemnification agreement with Mr. Combes, as it has with its other directors, as well as its executive officers. The indemnification agreement provides, among other things, that the Company will provide to Mr. Combes indemnification under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that Mr. Combes may be required to pay in actions or proceedings in which he is or may be made a party by reason of his position as a director, officer or other agent of the Company or its subsidiaries.

Other Management Changes

In connection with Mr. Combes’s appointment as President, on January 4, 2018, Sprint and Marcelo Claure, currently Chief Executive Officer and President, entered into an amendment to the Amended and Restated Employment Agreement, entered into on August 7, 2015, by and between and Marcelo Claure (the “Claure Amendment”). Pursuant to this amendment to the Claure Employment Agreement, Mr. Claure will step down as President while remaining Chief Executive Officer to allow for Mr. Combes’s appointment as President effective January 6, 2018. The foregoing is a summary of the Claure Amendment, a copy of which is filed as Exhibit 10.2 to this Form 8-K and is incorporated by reference herein.

On January 3, 2018, Sprint and Kevin Crull, Sprint’s Chief Strategy Officer, entered into to an amendment to the Employment Agreement, effective May 31, 2015, by and between Sprint and Kevin Crull, as amended (the “Crull Amendment”). Pursuant to the Crull Amendment, Sprint has agreed to employ Mr. Crull as Chief Strategy Officer, and Mr. Crull may resign for good reason (as defined in the Crull Amendment) before April 30, 2018 if he is not appointed to an expanded role. The foregoing is a summary of the Crull Amendment, a copy of which is filed as Exhibit 10.3 to this Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed or furnished with this report:

Exhibit No.	Description
10.1	Employment Agreement, effective on January 3, 2018, by and between Michel Combes and Sprint Corporation
10.2	First Amendment to Amended and Restated Employment Agreement, effective on January 4, 2018, by and between Marcelo Claure and Sprint Corporation
10.3	Amendment to Amended Employment Agreement, effective on January 3, 2018, by and between Kevin Crull and Sprint Corporation
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINT CORPORATION

January 4, 2018	By:	/s/ Stefan K. Schnopp
Stefan K. Schnopp
Vice President and Corporate Secretary